Exhibit 23.5

CONSENT OF QUALIFIED PERSON

The undersigned, Jeff Osborn, hereby states as follows:

I, Jeff Osborn, assisted with the preparation of the “NI 43-101 Technical Report Feasibility Study Elk Creek Niobium Project Nebraska” with an effective date of June 30, 2017 (the “Technical Report”), portions of which are extracted or summarized (the “Summary Material”) in this Annual Report on Form 10-K.

I hereby consent to the reference to the Technical Report, the Summary Material and the reference to my name and the name of SRK Consulting (U.S.), Inc. in the Form 10-K concerning the Technical Report.

Date: August 29, 2017	By:	/s/ Jeff Osborn

Name: Jeff Osborn, BEng Mining, MMSAQP Title: Principal Consultant, SRK Consulting (U.S.), Inc.